EXHIBIT 99.1

BROADRIDGE REPORTS SECOND QUARTER AND SIX MONTHS FISCAL YEAR 2018 RESULTS
Second Quarter Diluted EPS Growth of 108% and Adjusted EPS growth of 103%
Total Revenues Rise 13% to $1,013 million
Recurring Revenues Increase 5% to $562 million
Raising FY2018 Total Revenue Guidance and Adjusted EPS Guidance to Growth of 27-31%
LAKE SUCCESS, N.Y., February 8, 2018 - Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the second quarter and six months ended December 31, 2017 of its fiscal year 2018.

Summary Financial Results	Second Quarter			Six Months
Dollars in millions, except per share data, unaudited	2018	2017	Change	2018	2017	Change

Total revenues	$1,013	$893	13%	$1,938	$1,788	8%
Recurring fee revenues	562	536	5%	1,110	1,053	5%

Operating income	115	59	96%	200	125	60%
Operating income margin	11.4%	6.6%		10.3%	7.0%

Adjusted operating income - Non-GAAP	137	84	63%	243	166	47%
Adjusted operating income margin - Non-GAAP	13.6%	9.4%		12.6%	9.3%

Diluted EPS	$0.52	$0.25	108%	$0.93	$0.52	79%
Adjusted EPS - Non-GAAP	$0.79	$0.39	103%	$1.32	$0.75	76%

Closed sales	$39	$56	(31)%	$62	$77	(20)%
“Broadridge delivered very strong fiscal second quarter results, including Adjusted EPS growth of 103%,” said Richard J. Daly, Broadridge’s Chief Executive Officer. “Recurring fee revenues grew by 5% and total revenues grew by 13% as we benefited again from an elevated level of event-driven activity. The quality of our dialogues with key clients remains very high, which we believe positions us well for future growth.”
“We are raising our guidance for total revenues and Adjusted EPS growth for fiscal year 2018, driven by the strong event-driven revenues generated in the first half of the year and by the impact of lower tax rates. We are also raising our three year Adjusted EPS growth objective to reflect the positive impact of lower U.S. corporate tax rates," Mr. Daly added.

Fiscal Year 2018 Financial Guidance - Revised

	Original	Revised

Recurring fee revenue growth	4-6%	4-6%
Total revenue growth	2-3%	2-4%

Operating income margin - GAAP	~14%	~14%
Adjusted operating income margin - Non-GAAP	~16%	~16%

Diluted earnings per share growth*	15-19%	22-26%
Adjusted earnings per share growth* - Non-GAAP	15-19%	27-31%

Free cash flow* - Non-GAAP	$400-450M	$500-550M
Closed sales	$170-210M	$170-210M

* Revised guidance includes projected $20 million, or $0.17 per share, from excess tax benefits from stock-based compensation
Financial Results for the Second Quarter Fiscal Year 2018
Revenues
Revenues for the three months ended December 31, 2017 ("second quarter of fiscal year 2018") increased 13% to $1,013 million from $893 million in the prior year period.
Recurring fee revenues rose 5% to $562 million. The increase in recurring fee revenues reflected organic growth of 4%, including 3% from Net New Business, 1% from our recent acquisitions and 1% from internal growth. Event-driven fee revenues rose 227% to $97 million, primarily from increased mutual fund proxy activity and equity proxy contests. Distribution revenues increased $25 million, or 7%, to $370 million. Changes in foreign currency rates positively impacted revenues by $1 million as compared to the prior year period.
Operating Income
For the second quarter of fiscal year 2018:

•
Operating income was $115 million, an increase of $56 million, or 96%, compared to $59 million for the prior year period. Operating income margin increased to 11.4% compared to 6.6% for the prior year period.

•
Adjusted operating income was $137 million, an increase of $53 million, or 63%, compared to $84 million for the prior year period. Adjusted operating income margin increased to 13.6%, compared to 9.4% for the prior year period.

•	The increases in Operating income margin and Adjusted operating income margin are primarily due to the increase in event-driven fee revenues.
Interest Expense and Other Non-Operating Expenses
Interest expense, net for the second quarter of fiscal year 2018 was $10 million, a decrease of less than $1 million, or 4%, compared to $11 million for the prior year period. The decrease was primarily due to lower interest expense driven by a more favorable mix of interest rates on outstanding borrowings.
Other non-operating expenses, net were $1 million, a decrease of $1 million, or 44%, compared to $2 million for the prior year period. The decrease was primarily due to lower expense of $1 million related to fluctuations in foreign currency exchange rates.
Effective Tax Rate
The effective tax rate for the second quarter of fiscal year 2018 was 40.0% compared to 34.1% for the prior year period. During the second quarter, the Company incurred a net total of $16 million ("the net tax charge") tax expense resulting from the recent changes to U.S. tax laws. These expenses included $32 million in charges relating to earnings of certain foreign subsidiaries and earnings deemed repatriated for U.S. tax purposes. The charges were offset by a $16 million benefit from the remeasurement of the Company's net U.S. federal and state deferred tax liabilities.
Excluding that net $16 million charge, the provision for income taxes would have been $25 million for the second quarter of fiscal 2018, and the effective tax rate would have been 24.3%.

Net Earnings and Earnings per Share
For the second quarter of fiscal year 2018:

•	Net earnings increased 106% to $62 million, compared to $30 million for the prior year period.

•	Adjusted net earnings increased 102% to $95 million, compared to $47 million for the prior year period.

•	Diluted earnings per share increased 108% to $0.52, compared to $0.25 for the prior year period.

•	Adjusted earnings per share increased 103% to $0.79 from $0.39 for the prior year period.

Segment and Other Results for Second Quarter Fiscal Year 2018
Investor Communication Solutions ("ICS")
ICS revenues for the second quarter of fiscal year 2018 were $802 million, an increase of $98 million, or 14%, compared to $704 million for the prior year period.

•	Recurring fee revenues rose $5 million, or 2%, to $334 million. The increase was primarily driven by Net New Business from increases in revenues from Closed sales and revenues from acquisitions.

•	Event-driven fee revenues increased $68 million, or 227%, to $97 million, the result of increased mutual fund proxy activity and equity proxy contests.

•	Position growth compared to the same period in the prior year, which is a component of internal growth, was 10% for mutual fund interims.

•	Distribution revenues increased $25 million, or 7%, to $370 million.

Earnings before income taxes for the second quarter of fiscal year 2018 were $72 million, an increase of $52 million, or 255%, compared to $20 million for the prior year period, primarily due to higher event-driven fee revenues and recurring fee revenues. Pre-tax margins increased by 6.1 percentage points to 9.0% from 2.9%.
Global Technology and Operations ("GTO")
GTO revenues for the second quarter of fiscal year 2018 were $228 million, an increase of $21 million, or 10%, compared to $207 million in the prior year period. The increase was attributable to: (i) higher Net New Business from Closed sales (5pts), (ii) internal growth from higher trade and non-trade activity levels (3pts) and (iii) revenue from recent acquisitions (2pts).
GTO earnings before income taxes were $51 million, an increase of $6 million, or 14%, compared to $44 million in the prior year period, primarily due to higher organic revenues. Pre-tax margins increased by 0.8 percentage points to 22.2% from 21.4%
Other
Other Pre-tax loss increased 27% in the second quarter of fiscal year 2018 to $26 million from $21 million in the prior year period. The increased loss was primarily due to higher expense related to corporate charges, including efficiency initiatives.
Financial Results for the Six Months Ended December 31, 2017
Revenues
Revenues for the six months ended December 31, 2017 increased 8% to $1,938 million from $1,788 million in the prior year period.
Recurring fee revenues rose 5% to $1,110 million. The increase in recurring fee revenues reflected organic growth of 4%, including 3% from Net New Business, 1% from our recent acquisitions and 1% from internal growth. Event-

driven fee revenues rose 133% to $157 million, primarily from increased mutual fund proxy activity and equity proxy contests.
Distribution revenues increased $2 million, or less than 1%, to $705 million. Changes in foreign currency rates positively impacted revenues by $1 million as compared to the prior year period.
Operating Income
For the six months ended December 31, 2017:

•
Operating income was $200 million, an increase of $75 million, or 60%, compared to $125 million for the prior year period. Operating income margin increased to 10.3% compared to 7.0% for the prior year period.

•
Adjusted operating income was $243 million, an increase of $78 million, or 47%, compared to $166 million for the prior year period. Adjusted operating income margin increased to 12.6% compared to 9.3% for the prior year period.

•	The increases in Operating income margin and Adjusted operating income margin are primarily due to the increase in event-driven fee revenues and recurring fee revenues.
Interest Expense and Other Non-Operating Expenses
Interest expense, net for the six months ended December 31, 2017 was $20 million, a decrease of $1 million, or 7%, compared to $21 million for the prior year period. The decrease was primarily due to lower interest expense driven by a more favorable mix of interest rates on outstanding borrowings.
Other non-operating expenses, net were $2 million, a decrease of $5 million, or 69%, compared to $7 million for the prior year period. The decrease was primarily due to lower expense of $3 million related to fluctuations in foreign currency exchange rates and lower expense of $1 million related to equity method investments.
Effective Tax Rate
The effective tax rate for the six months ended December 31, 2017 was 37.0%, compared to 34.4% for the prior year period. Excluding the net tax charge of $16 million incurred in the second quarter, the provision for income taxes would have been $50 million for the six months ended December 31, 2017, and the effective tax rate would have been 28.0%.

Net Earnings and Earnings per Share
For the six months ended December 31, 2017:

•	Net earnings increased 76% to $112 million, compared to $64 million for the prior year period.

•	Adjusted net earnings increased 75% to $159 million, compared to $91 million for the prior year period.

•	Diluted earnings per share increased 79% to $0.93, compared to $0.52 for the prior year period.

•	Adjusted earnings per share increased 76% to $1.32 from $0.75 for the prior year period.

Segment and Other Results for Six Months Ended December 31, 2017
Investor Communication Solutions ("ICS")
ICS revenues for the six months ended December 31, 2017 were $1,529 million, an increase of $106 million, or 7%, compared to $1,422 million for the prior year period.

•	Recurring fee revenues rose $15 million, or 2%, to $667 million. The increase was primarily driven by Net New Business from increases in revenues from Closed sales and revenues from acquisitions.

•	Event-driven fee revenues increased $89 million, or 133%, to $157 million, the result of increased mutual fund proxy activity and equity proxy contests.

•	Position growth compared to the same period in the prior year, which is a component of internal growth, was 10% for mutual fund interims.

•	Distribution revenues increased $2 million to $705 million.

Earnings before income taxes for the six months ended December 31, 2017 were $118 million, an increase of $63 million, or 114%, compared to $55 million for the prior year period, primarily due to higher event-driven fee revenues and recurring fee revenues. Pre-tax margins increased by 3.8 percentage points to 7.7% from 3.9%.
Global Technology and Operations ("GTO")
GTO revenues for the six months ended December 31, 2017 were $443 million, an increase of $43 million, or 11%, compared to $400 million in the prior year period. The increase was attributable to: (i) higher Net New Business from Closed sales (5pts), (ii) internal growth from higher trade and non-trade activity levels (3pts) and (iii) revenue from recent acquisitions (3pts).
GTO earnings before income taxes were $96 million, an increase of $15 million, or 19%, compared to $81 million in the prior year period, primarily due to higher organic revenues. Pre-tax margins increased by 1.5 percentage points to 21.6% from 20.1%.
Other
Other Pre-tax loss increased 10% in the six months ended December 31, 2017 to $48 million from $44 million in the prior year period. The increased loss was primarily due to higher expense related to corporate charges, including efficiency initiatives.
Changes in U.S. Federal Tax Laws
The Tax Cuts and Jobs Act (the "Tax Act") was enacted into law on December 22, 2017. One of the primary provisions of this new legislation is a reduction of the U.S. federal corporate statutory rate to 21% from 35%. With a fiscal year ending June 30, 2018, Broadridge's full year corporate rate will be subject to a blended rate that includes both the new and old rates. Beginning in fiscal year 2019, the Company will realize the full benefit of the lower corporate statutory rate in its provision for income taxes.
In addition, as a result of the changes in tax laws, Broadridge incurred a net charge of $16 million tax expense related to the repatriation of earnings from certain foreign subsidiaries and the remeasurement of the Company's net U.S. federal and state deferred tax liabilities. This amount is provisional and represents the Company's best estimate of the expected impact from the tax law changes. The ultimate impact of these changes may differ from Broadridge's estimate due to changes in interpretations and assumptions made by the Company, additional regulatory guidance that may be issued, as well as the amount of our fiscal year 2018 earnings before taxes.
Acquisitions of Summit Financial and Morningstar's 15(c) Board Consulting Services

On October 2, 2017, Broadridge acquired Summit Financial Disclosure, LLC (“Summit”). Summit is a full service financial document management solutions provider, including document composition and regulatory filing services. Summit's document composition and regulatory filing services will be integrated with Broadridge's proxy voting and shareholder communications services to create an end-to-end solution that spans the entire corporate disclosure lifecycle from private funding, through capital markets transactions and ongoing communications to regulators and shareholders.
On January 2, 2018, Broadridge acquired Morningstar's 15(c) Board Consulting Services unit, which provides materials to the boards of directors and executive teams of mutual funds, helping them meet their 15(c) fiduciary duties to review and approve the fee agreements with each of their investment advisors. The acquisition should strengthen Broadridge's ability to be the most complete source for independent, verifiable data that mutual fund boards of directors rely on to fulfill their governance responsibilities.
Earnings Conference Call
An analyst conference call will be held today, Thursday, February 8, 2018 at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the live event and access the slide presentation, visit Broadridge’s Investor Relations website at www.broadridge-ir.com prior to the start of the webcast. To listen to the call, investors may also dial 1-844-348-2805 within the United States and international callers may dial 1-213-785-7185.

A replay of the webcast will be available and can be accessed in the same manner as the live webcast at the Broadridge Investor Relations site. Through February 22, 2018, the recording will also be available by dialing 1-855-859-2056 passcode: 2846427 within the United States or 1-404-537-3406 passcode: 2846427 for international callers.
Explanation and Reconciliation of the Company’s Use of Non-GAAP Financial Measures
The Company’s results in this press release are presented in accordance with U.S. generally accepted accounting principles ("GAAP") except where otherwise noted. In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”). These Non-GAAP measures are Adjusted Operating income, Adjusted Operating income margin, Adjusted Net earnings, Adjusted Earnings per share, and Free cash flow. These Non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results.
The Company believes our Non-GAAP financial measures help investors understand how management plans, measures and evaluates the Company’s business performance. Management believes that Non-GAAP measures provide consistency in its financial reporting and facilitates investors’ understanding of the Company’s operating results and trends by providing an additional basis for comparison. Management uses these Non-GAAP financial measures to, among other things, evaluate our ongoing operations, for internal planning and forecasting purposes and in the calculation of performance-based compensation. In addition, and as a consequence of the importance of these Non-GAAP financial measures in managing our business, the Company’s Compensation Committee of the Board of Directors incorporates Non-GAAP financial measures in the evaluation process for determining management compensation.
Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Net Earnings and Adjusted Earnings per Share
These Non-GAAP measures reflect Operating income, Operating income margin, Net earnings, and Diluted earnings per share, as adjusted to exclude the impact of certain costs, expenses, gains and losses and other specified items that management believes are not indicative of our ongoing operating performance. These adjusted measures exclude the impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs and Tax Act items. Amortization of Acquired Intangibles and Purchased Intellectual Property represents non-cash expenses associated with the Company's acquisition activities. Acquisition and Integration Costs represent certain transaction and integration costs associated with the Company’s acquisition activities. Tax Act items represent the net impact of a U.S. federal transition tax on earnings of certain foreign subsidiaries, foreign jurisdiction withholding taxes and certain benefits related to the remeasurement of the Company's net U.S. federal and state deferred tax liabilities attributable to the Tax Act.
We exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs and Tax Act items from these measures because excluding such information provides us with an understanding of the results from the primary operations of our business and these items do not reflect ordinary operations or earnings. Management believes these measures may be useful to an investor in evaluating the underlying operating performance of our business.

Free Cash Flow
In addition to the Non-GAAP financial measures discussed above, we provide Free cash flow information because we consider Free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated that could be used for dividends, share repurchases, strategic acquisitions, other investments, as well as debt servicing. Free cash flow is a Non-GAAP financial measure and is defined by the Company as Net cash flows provided by operating activities less Capital expenditures as well as Software purchases and capitalized internal use software.
Reconciliations of such Non-GAAP measures to the most directly comparable financial measures presented in accordance with GAAP can be found in the tables that are part of this press release.

Forward-Looking Statements
This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2018 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 (the “2017 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2017 Annual Report.
These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; any material breach of Broadridge security affecting its clients’ customer information; changes in laws and regulations affecting Broadridge’s clients or the services provided by Broadridge; declines in participation and activity in the securities markets; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; overall market and economic conditions and their impact on the securities markets; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.
About Broadridge
Broadridge Financial Solutions, Inc. (NYSE:BR) a global fintech leader, is the leading provider of investor communications and technology-driven solutions to banks, broker-dealers, mutual funds and corporate issuers globally. Broadridge's investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge's infrastructure underpins proxy voting services for over 90 percent of public companies and mutual funds in North America, and processes on average more than $5 trillion in fixed income and equity trades per day. Broadridge employs over 10,000 full time associates in 16 countries. For more information about Broadridge, please visit www.broadridge.com.
Contact Information
Investors:
W. Edings Thibault
Investor Relations
(516) 472-5129
Media:
Gregg Rosenberg
Corporate Communications
(212) 918-6966

Broadridge Financial Solutions, Inc.
Condensed Consolidated Statements of Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
Revenues	$1,012.8	$892.6	$1,937.6	$1,787.9
Operating expenses:
Cost of revenues	769.8	707.8	1,496.4	1,425.7
Selling, general and administrative expenses	127.9	126.0	241.7	237.3
Total operating expenses	897.7	833.8	1,738.1	1,663.1
Operating income	115.1	58.8	199.5	124.9
Interest expense, net	10.2	10.6	19.6	21.0
Other non-operating (income) expenses, net	1.4	2.5	2.1	6.7
Earnings before income taxes	103.5	45.7	177.8	97.2
Provision for income taxes	41.4	15.6	65.8	33.4
Net earnings	$62.1	$30.1	$112.0	$63.8

Basic earnings per share	$0.53	$0.25	$0.96	$0.54
Diluted earnings per share	$0.52	$0.25	$0.93	$0.52

Weighted-average shares outstanding:
Basic	116.6	118.7	116.5	118.6
Diluted	120.3	121.5	120.1	121.5
Dividends declared per common share	$0.365	$0.33	$0.73	$0.66

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Condensed Consolidated Balance Sheets
(In millions, except per share amounts)
(Unaudited)

	December 31, 2017	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$366.5	$271.1
Accounts receivable, net of allowance for doubtful accounts of $5.0 and $3.7, respectively	575.1	589.5
Other current assets	109.6	129.0
Total current assets	1,051.2	989.6
Property, plant and equipment, net	202.5	198.1
Goodwill	1,193.1	1,159.3
Intangible assets, net	464.1	486.4
Other non-current assets	339.1	316.4
Total assets	$3,249.9	$3,149.8
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$134.3	$167.2
Accrued expenses and other current liabilities	372.5	495.3
Deferred revenues	79.2	82.4
Total current liabilities	586.0	744.9
Long-term debt	1,222.7	1,102.1
Deferred taxes	52.5	82.0
Deferred revenues	83.4	74.3
Other non-current liabilities	231.2	142.7
Total liabilities	2,175.9	2,146.0
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: 650.0 shares authorized; 154.5 and 154.5 shares issued, respectively; and 116.6 and 116.5 shares outstanding, respectively	1.6	1.6
Additional paid-in capital	1,012.6	987.6
Retained earnings	1,496.3	1,469.4
Treasury stock, at cost: 37.8 and 38.0 shares, respectively	(1,398.0)	(1,398.9)
Accumulated other comprehensive loss	(38.4)	(55.8)
Total stockholders’ equity	1,074.0	1,003.8
Total liabilities and stockholders’ equity	$3,249.9	$3,149.8

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Condensed Consolidated Statements of Cash Flows

(In millions; unaudited)	Six Months Ended December 31,
	2017	2016
Cash Flows From Operating Activities
Net earnings	$112.0	$63.8
Adjustments to reconcile Net earnings to Net cash flows provided by operating activities:
Depreciation and amortization	40.0	34.5
Amortization of acquired intangibles and purchased intellectual property	39.2	33.1
Amortization of other assets	22.9	19.6
Stock-based compensation expense	24.7	22.8
Deferred income taxes	(11.2)	(8.9)
Excess tax benefits from stock-based compensation awards	—	(22.0)
Other	(1.7)	0.8
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Current assets and liabilities:
Decrease in Accounts receivable, net	18.0	29.3
Increase in Other current assets	(6.2)	(22.8)
Decrease in Accounts payable	(9.3)	(1.9)
Decrease in Accrued expenses and other current liabilities	(138.2)	(100.2)
Decrease in Deferred revenues	(5.5)	(5.5)
Non-current assets and liabilities:
Increase in Other non-current assets	(37.9)	(57.4)
Increase in Other non-current liabilities	95.1	9.3
Net cash flows provided by (used in) operating activities	141.8	(5.5)
Cash Flows From Investing Activities
Capital expenditures	(42.1)	(19.9)
Software purchases and capitalized internal use software	(10.4)	(12.1)
Acquisitions, net of cash acquired	(30.2)	(428.4)
Purchase of intellectual property	—	(90.0)
Equity method investments	(2.8)	(3.0)
Net cash flows used in investing activities	(85.4)	(553.4)
Cash Flows From Financing Activities
Proceeds from Long-term debt	190.0	230.0
Repayments on Long-term debt	(70.0)	(40.0)
Excess tax benefits from stock-based compensation awards	—	22.0
Dividends paid	(80.4)	(74.0)
Purchases of Treasury stock	(3.0)	(101.2)
Proceeds from exercise of stock options	4.4	34.0
Costs related to issuance of bonds	—	(0.7)
Other financing activities	(5.5)	—
Net cash flows provided by financing activities	35.4	70.2
Effect of exchange rate changes on Cash and cash equivalents	3.6	(3.3)
Net change in Cash and cash equivalents	95.4	(492.0)
Cash and cash equivalents, beginning of period	271.1	727.7
Cash and cash equivalents, end of period	$366.5	$235.7
Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Segment Results
(In millions)
(Unaudited)

Segment results:

	Revenues
	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
	(in millions)
Investor Communication Solutions	$802.2	$704.4	$1,528.6	$1,422.4
Global Technology and Operations	228.0	207.0	442.9	400.2
Foreign currency exchange	(17.4)	(18.8)	(33.9)	(34.6)
Total	$1,012.8	$892.6	$1,937.6	$1,787.9

	Earnings (Loss) before Income Taxes
	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
	(in millions)
Investor Communication Solutions	$72.4	$20.4	$118.0	$55.1
Global Technology and Operations	50.6	44.2	95.7	80.6
Other	(26.5)	(20.8)	(48.0)	(43.6)
Foreign currency exchange	7.0	2.0	12.1	5.2
Total	$103.5	$45.7	$177.8	$97.2

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Reconciliation of Non-GAAP to GAAP Measures
(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
	(in millions)
Operating income (GAAP)	$115.1	$58.8	$199.5	$124.9
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	19.7	20.4	39.2	33.1
Acquisition and Integration Costs	2.6	5.0	4.7	7.8
Adjusted Operating income (Non-GAAP)	$137.5	$84.2	$243.4	$165.8
Operating income margin (GAAP)	11.4%	6.6%	10.3%	7.0%
Adjusted Operating income margin (Non-GAAP)	13.6%	9.4%	12.6%	9.3%

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
	(in millions)
Net earnings (GAAP)	$62.1	$30.1	$112.0	$63.8
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	19.7	20.4	39.2	33.1
Acquisition and Integration Costs	2.6	5.0	4.7	7.8
Taxable adjustments	22.4	25.3	43.8	40.9
Tax Act items	16.1	—	16.1	—
Tax impact of adjustments (a)	(5.9)	(8.7)	(13.0)	(14.1)
Adjusted Net earnings (Non-GAAP)	$94.7	$46.8	$158.9	$90.7

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
Diluted earnings per share (GAAP)	$0.52	$0.25	$0.93	$0.52
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	0.16	0.17	0.33	0.27
Acquisition and Integration Costs	0.02	0.04	0.04	0.06
Taxable adjustments	0.19	0.21	0.37	0.34
Tax Act tax items	0.13	—	0.13	—
Tax impact of adjustments (a)	(0.05)	(0.07)	(0.11)	(0.12)
Adjusted earnings per share (Non-GAAP)	$0.79	$0.39	$1.32	$0.75

(a) Calculated using the GAAP effective tax rate, adjusted to exclude the net $16.1 million charges associated with the Tax Act, as well as $1.5 million and $3.0 million of excess tax benefits associated with stock-based compensation for the three and six months ended December 31, 2017. For purposes of calculating the Adjusted earnings per share, the same adjustments were made on a per share basis.

	Six Months Ended December 31,
	2017	2016
	(in millions)
Net cash flows provided by (used in) operating activities (GAAP)	$141.8	$(5.5)
Capital expenditures and Software purchases and capitalized internal use software	(52.5)	(32.0)
Free cash flow (Non-GAAP)	$89.3	$(37.5)
Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Reconciliation of Non-GAAP to GAAP Measures
Adjusted Earnings Per Share Growth, Adjusted Operating Income Margin and Free Cash Flow
Fiscal Year 2018 Guidance
(In millions, except per share amounts)
(Unaudited)

	Original	Revised

Adjusted Earnings Per Share Growth Rate (1) (2)
Diluted earnings per share (GAAP)	15% - 19% growth	22% - 26% growth
Adjusted earnings per share (Non-GAAP)	15% - 19% growth	27% - 31% growth

Adjusted Operating Income Margin (3)
Operating income margin % (GAAP)	~14%	~14%
Adjusted Operating income margin % (Non-GAAP)	~16%	~16%

Free Cash Flow (2)
Net cash flows provided by operating activities (GAAP)	$510 - $580	$610 - $680
Capital expenditures and Software purchases and capitalized internal use software	(110) - (130)	(110) - (130)
Free cash flow (Non-GAAP)	$400 - $450	$500 - $550

(1) Adjusted EPS growth (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs and Tax Act items, and is calculated using diluted shares outstanding. Fiscal year 2018 Non-GAAP Adjusted EPS guidance estimates exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs, net of taxes, and Tax Act items of approximately $0.65 per share.

(2) Revised guidance includes projected $20 million, or $0.17 per share, from excess tax benefits from stock-based compensation.

(3) Adjusted Operating income margin (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property and Acquisition and Integration Costs. Fiscal year 2018 Non-GAAP Adjusted Operating income margin guidance estimates exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs of approximately $90 million.